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                                                                     EXHIBIT 2.6







                    FORM OF TRANSITIONAL SERVICES AGREEMENT

                                    BETWEEN

                               EATON CORPORATION

                                      AND

                           AXCELIS TECHNOLOGIES, INC.

                                     dated

                                June ____, 2000





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                    FORM OF TRANSITIONAL SERVICES AGREEMENT

         This Transitional Services Agreement ("Agreement") is made and entered into on June ____, 2000 by and between Eaton Corporation, an Ohio corporation (which, together with its Subsidiaries, is herein referred to as "Eaton"), and Axcelis Technologies, Inc., a Delaware corporation (which, together with its Subsidiaries, is herein referred to as "Axcelis"), to be effective on the Separation Date as defined in the Separation Agreement.

         In consideration of the covenants and agreements set forth below, Eaton and Axcelis, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

         1.1 ADDITIONAL SERVICES. "Additional Services" shall have the meaning set forth in Section 3.4.

         1.2 ANCILLARY AGREEMENTS. "Ancillary Agreements" shall have the meaning set forth in the Separation Agreement.

         1.3 AXCELIS SERVICE(S). "Axcelis Service(s)" shall have the meaning set forth in Section 3.1.

         1.4 DISTRIBUTION DATE. "Distribution Date" shall have the meaning set forth in the Separation Agreement.

         1.5 IMPRACTICABLE. "Impracticable" shall have the meaning set forth in
Section 3.2.

         1.6 SEPARATION AGREEMENT. " Separation Agreement" shall mean that certain Master Separation and Distribution Agreement dated June ____, 2000 between Eaton and Axcelis.

         1.7 SEPARATION DATE. "Separation Date" shall mean 11:59 p.m., June 30, 2000, and have such additional meaning and conditions as set forth in the Separation Agreement.

         1.8 SERVICE(S). "Service(s)" shall have the meaning set forth in
Section 3.1.

         1.9 SOFTWARE. "Software" means Eaton's software program(s), whether owned or licensed by Eaton, listed and described in the relevant Transition Service Schedule.



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         1.10 SOURCE CODE. "Source Code" means any human readable code, including interpreted code, of Eaton, listed and described in the relevant Transition Service Schedule.

         1.11 SOURCE CODE DOCUMENTATION. "Source Code Documentation" means the manuals and other documentation that are reasonably necessary to use the Source Code licensed herein, including those items listed and described in the relevant Transition Service Schedule hereto.

         1.12 SUBSIDIARY. "Subsidiary" of any entity means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity and/or by any one or more of its Subsidiaries; provided that no entity that is not directly or indirectly wholly-owned by any other entity shall be a Subsidiary of such other entity unless such other entity controls, or has the right, power or ability to control, that entity. For purposes of this Agreement, Axcelis shall be deemed not to be a subsidiary of Eaton, and Sumitomo Eaton Nova Corporation shall not be a Subsidiary of either party.

                                   ARTICLE 2

                          TRANSITION SERVICE SCHEDULES

         This Agreement will govern individual transitional services as requested by Axcelis and provided by Eaton, the details of which are set forth in the Transition Service Schedules attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a transition service schedule in the form attached hereto (each transition service schedule, a "Transition Service Schedule").

         For each Service, the parties shall set forth, among other things, the time period during which the Service will be provided (if different from the term of this Agreement determined pursuant to Article 4), a summary of the Service to be provided, a description of the Service, and the charge, if any, for the Service and any other terms applicable thereto on the Transition Service Schedule. Obligations regarding each Transition Service Schedule shall be effective upon the Separation Date. This Agreement and all the Transition Service Schedules shall be defined as the "Agreement" and incorporated herein wherever reference to it is made.

                                   ARTICLE 3

                                   SERVICES

         3.1 SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article 4, Eaton shall provide or cause to be provided to Axcelis the service(s) described in the Transition Service Schedule(s) attached hereto. The service(s) described in a single Transition Service Schedule shall be referred to herein as a "Service", and,



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collectively, the services described in all the Transition Service Schedules
(including Additional Services) shall be referred to herein as "Services." During the term of this Agreement, Axcelis shall continue to provide or cause to be provided to Eaton any services being so provided on the Separation Date ("Axcelis Service(s)").

         3.2 IMPRACTICABILITY. Neither party hereto shall be required to provide any service to the extent the performance of such service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of such party, including without limitation unfeasible technological requirements, or to the extent the performance of such services would violate any applicable laws, rules, regulations or existing written policies of such parties or would breach any software license or other applicable contract.

         3.3 ADDITIONAL RESOURCES. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, Eaton shall not be obligated to: (i) hire any additional employees or contract workers; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of data or any alternate supplier of Services.

         3.4 ADDITIONAL SERVICES. From time to time after the Separation Date, the parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the parties shall execute additional Transition Service Schedules for such Additional Services pursuant to Article 2. Except as set forth in Section 3.5, the parties may agree in writing on Additional Services during the term of this Agreement.

         3.5 OBLIGATIONS AS TO ADDITIONAL SERVICES. Except as set forth in the next sentence, Eaton shall be obligated to perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that: (a) was provided by Eaton immediately prior to the Separation Date and that was inadvertently or unintentionally omitted from the list of Services, or
(b) is essential to effectuate an orderly transition under the Separation Agreement, unless such performance would significantly disrupt Eaton's operations or materially increase the scope of its responsibilities under this Agreement. If Eaton reasonably believes the performance of Additional Services required under clauses (a) or (b) of the preceding sentence would significantly disrupt its operations or materially increase the scope of its responsibilities under this Agreement, Eaton and Axcelis shall negotiate in good faith to establish terms under which Eaton can provide such Additional Services, but Eaton shall not be obligated to provide such Additional Services if, following good faith negotiation, Eaton and Axcelis are unable to reach agreement on such terms.

                                   ARTICLE 4

                                      TERM

         The term of this Agreement shall commence on the Separation Date and shall remain in effect until one (1) year after the Distribution Date (the "Expiration Date"), unless earlier



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terminated under Article 7. This Agreement may be extended for up to one (1)
additional year by the parties in writing, either in whole or with respect to one or more of the Services; provided that such extension shall only apply to the Services for which the Agreement was extended and only to the extent permissible by U.S. tax laws in order to maintain the tax-free status of the Distribution (as defined in the Separation Agreement). The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the dates established pursuant to this Article 4.

                                   ARTICLE 5

                                  COMPENSATION

         5.1 CHARGES FOR SERVICES. Each party shall pay the other party the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the processes and procedures established under Section 5.4 and Section 5.5. Such charges shall include the direct costs, as determined using the process described in such Transition Service Schedule, and indirect costs of providing the Services plus any mark-up specified in such Transitional Service Schedule, unless specifically indicated otherwise on a Transition Service Schedule. However, if the term of this Agreement is extended beyond the Expiration Date as provided in Article 4, Axcelis will reimburse Eaton such costs plus any mark-up specified in such Transitional Service Schedule for the Services unless the Transition Service Schedule for such Service indicates it is to extend beyond the Expiration Date. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for a particular Service; provided that the incurring of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

         5.2 PAYMENT TERMS. The party providing services shall bill the party receiving the services monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Payment for all services provided hereunder shall be made within thirty (30) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% per annum or the maximum rate allowed by law.

         5.3 PERFORMANCE UNDER ANCILLARY AGREEMENTS. Notwithstanding anything to the contrary contained herein, neither party shall be charged under this Agreement for any obligations that are specifically required to be performed under the Separation Agreement or any Ancillary Agreement, and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation Agreement or such Ancillary Agreements.



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         5.4 ERROR CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall reasonably agree on a process and procedure for conducting internal audits of variable payments that are not "fixed" and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, and a true-up of amounts owed. Any such internal audits must be completed within one (1) year after completion of a Service.

         5.5 PRICING ADJUSTMENTS. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, then the parties, including any Eaton subcontractor providing Services hereunder, shall agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 5.5 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 5.2, or a credit against amounts owed under this Agreement.

                                   ARTICLE 6

                     GENERAL OBLIGATIONS; STANDARD OF CARE

         6.1 PERFORMANCE BY EATON. Subject to Section 3.3 and any other terms and conditions of this Agreement, Eaton shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for Eaton for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Eaton shall use reasonable efforts to provide Services in accordance with its policies, procedures and practices in effect immediately before the Separation Date and shall exercise the same care and skill as it exercises in performing similar services for itself.

         6.2 DISCLAIMER OF WARRANTIES. EATON MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

         6.3 PERFORMANCE BY AXCELIS. Specific performance requirements for Axcelis for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Axcelis shall use reasonable efforts, in connection with receiving services, to follow the policies, procedures and practices in effect immediately before the Separation Date, including without limitation providing information and documentation sufficient for Eaton to perform the Services as they were performed immediately before the Separation Date and making available, as reasonably requested by Eaton, sufficient resources and timely decisions, approvals and acceptances in order that Eaton may accomplish its obligations hereunder in a timely manner.



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         6.4 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that Eaton may make changes from time to time in the manner of performing the Services if Eaton is making similar changes in performing similar services for itself and if Eaton furnishes to Axcelis thirty (30) days' advance written notice regarding such changes.

         6.5 RESPONSIBILITY FOR ERRORS; DELAYS. Eaton's sole responsibility and liability to Axcelis:

         (a) for errors or omissions in Services, shall be to correct the services, to the extent reasonably possible or to return to Axcelis the amount charged for the Services; provided that Axcelis must promptly advise Eaton of any such error or omission of which Axcelis becomes aware after having used reasonable efforts to detect any such errors or omissions; and

         (b) for failure to deliver any Service on time because of Impracticability, shall be to use reasonable commercial efforts, subject to
Section 3.2, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

         6.6 GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining (through reasonable commercial efforts) all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including, by way of example and not by way of limitation, rights to use third party software needed for the performance of Services). The reasonable out-of-pocket costs incurred by either party in obtaining such third party consents, licenses, sublicenses or approvals shall be borne by Axcelis. Each of the parties will maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and will cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

         6.7 ALTERNATIVES. If Eaton reasonably believes it is unable to provide any Service because of the inability to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.6 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem is otherwise resolved to the satisfaction of the parties, Eaton shall use reasonable commercial efforts, subject to Section 3.2 and Section 3.3, to continue providing the Service. To the extent an agreed-upon alternative approach requires payment above and beyond that which is included in Eaton's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.





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                                   ARTICLE 7

                                  TERMINATION

         7.1 TERMINATION. Subject to any specific notice provision or termination provision contained in the applicable Transition Service Schedule, Axcelis may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to Axcelis hereunder, for any reason or for no reason, at any time upon sixty (60) days' prior written notice to Eaton, subject to the requirement that Axcelis pay Eaton the costs, if any, associated with such termination. In addition, subject to the provisions of
Article 15, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given notice of the breach; provided that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Article 15 prior to termination for breach.

         7.2 SURVIVAL. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated.

         7.3 USER IDS AND PASSWORDS. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service to ensure that all applicable user IDs and passwords are canceled.

                                   ARTICLE 8

                        RELATIONSHIP BETWEEN THE PARTIES

         The relationship between the parties established under this Agreement is that of independent contractors, and neither party is an employee, agent, partner, or joint venturer of or with the other. As between Eaton and Axcelis, Eaton will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement, subject to any payment or reimbursement obligation of Axcelis hereunder. Axcelis will grant Eaton personnel access to sites, systems and information (subject to the provisions of confidentiality in Article 13) as necessary for Eaton to perform its obligations hereunder. Eaton will instruct its personnel to obey any and all security regulations and other published policies of Axcelis regarding access to Axcelis' facilities.





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                                   ARTICLE 9

                                 SUBCONTRACTORS

         Eaton may engage a subcontractor to perform all or any portion of Eaton's duties under this Agreement; provided that any such subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article 13 regarding confidentiality; and, provided, further, that Eaton remain responsible for the performance of such subcontractor. As used in this Agreement, subcontractor will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform a service hereunder.

                                   ARTICLE 10

                             INTELLECTUAL PROPERTY

         10.1 ALLOCATION OF RIGHTS BY ANCILLARY AGREEMENTS. This Agreement and the performance of this Agreement will not affect the ownership of any patents, trademarks, patent applications, trademark applications, trade secrets, servicemarks, domain names, copyrights or other intellectual property rights to the extent that they are the subject of any provision in any other of the Ancillary Agreements.

         10.2 EXISTING OWNERSHIP RIGHTS UNAFFECTED. Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents and applications, trade secrets, trademarks and applications, domain names or any other intellectual property rights owned by the other.

         10.3 OWNERSHIP OF DEVELOPED WORKS. Subject to Section 10.2, Eaton will continue to own, to the same extent as exists immediately after the Separation Date, all copyrights, patents and patent applications, trade secrets, trademarks and trademark applications, domain names and other intellectual property rights subsisting in or arising from the Software Deliverables (as defined in Section 11.1) and other preexisting works developed by or for Eaton.

         10.4 LICENSE TO PREEXISTING WORKS. Axcelis grants Eaton a non-exclusive, worldwide, royalty-free license to use, copy, make derivative works of, distribute, display, perform and transmit Axcelis' preexisting copyrighted works or other intellectual property rights solely to the extent necessary to perform its obligations under this Agreement.

                                   ARTICLE 11

                                SOFTWARE LICENSE

         11.1 SOFTWARE DELIVERABLE/LICENSE. Unless otherwise agreed by the parties under the Ancillary Agreements or any separate license or technology agreement, if Eaton supplies Axcelis with a deliverable that in whole or in part consists of software, firmware, or



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other computer code (referred to as a "Software Deliverable") as indicated in a
Transition Service Schedule, such Software Deliverable will be supplied in any form in which it exists and will be subject to the terms of this Article 11. In the event that any such Software Deliverable is licensed to Eaton by third parties, Axcelis shall be bound by any conditions that are required by such third parties.

         11.2 DELIVERY AND ACCEPTANCE.

         (a) DELIVERY. To the extent permitted under any agreement with a third party owner or licensor of the Software, Eaton will deliver to Axcelis one (1):
(i) master copy of the Software in any form in which it exists (as specified on the relevant Transition Service Schedule of the Agreement) on the media described on the relevant Transition Service Schedule and (ii) Documentation for the Software on the media described in the relevant Transition Service Schedule ((i) and (ii) collectively a "Complete Copy") as listed in the relevant Transition Service Schedule no later than ten (10) days after the Separation Date (or any other start date as specifically indicated in the relevant Transition Service Schedule). If Source Code is licensed under this Agreement, Eaton will deliver one (1) copy of such Source Code no later than ten (10) days after the Separation Date (or any other start date as specifically indicated in the relevant Transition Service Schedule). Additional Software or Source Code may be added to this Agreement from time to time by execution by the parties of a Transition Service Schedule.

         (b) ACCEPTANCE OF SOFTWARE (NON-SOURCE CODE). Axcelis will have thirty
(30) days from the date of receipt of a Complete Copy of the Software to evaluate the Software for conformity with the manuals and other documentation that Eaton and/or the Software owner or licensor makes available with the Software to end users, including those items listed and described in the relevant Transition Service Schedule (the "Documentation") and specifications, and either to accept the Software, to return the Software for rework to Eaton, if Eaton owns the Software, or to the licensor, if licensed to Eaton (provided that the Software has not previously been reworked), or to reject the Software. Axcelis shall accept the Software if it substantially conforms with Documentation and specifications. Axcelis will be entitled to test and evaluate the Software, and Eaton hereby grants to Axcelis the right to use and reproduce the Software only to the extent necessary for Axcelis to perform its evaluation and only to the extent permitted under the applicable Software license agreement. Such license will include the right of Axcelis to use third party subcontractors bound by the relevant restrictions herein solely as necessary to achieve the foregoing. If Axcelis returns the Software for rework, Eaton will use reasonable commercial efforts to correct or have the licensor thereof correct the identified defects and resubmit the Software for reevaluation under the same acceptance procedure. In the event Axcelis rejects the Software a second time, this Agreement will terminate with respect to that Software. Payment due from Axcelis to Eaton under a Transition Service Schedule that includes Software to be licensed shall be reduced by the pro rata portion of compensation attributable to the rejected Software, unless the Software has been accepted by Axcelis in writing or Axcelis fails to reject the Software within such thirty (30) day period.

         (c) ACCEPTANCE OF SOURCE CODE. The Source code is provided "as is" and for Axcelis' reference only and is subject to the limitations in Section 11.3. The Source Code



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may not be accepted or rejected according to the provisions in Section 11.2(b).
If Axcelis rejects the Source Code, Axcelis must destroy all copies of such rejected Source Code and promptly furnish evidence of such rejection and destruction to Eaton.

         11.3 RIGHTS GRANTED AND RESTRICTIONS.

         (a) LICENSE TO SOFTWARE. Subject to the terms and conditions of this Agreement and the terms and conditions of any applicable software license agreements with third parties, Eaton hereby grants to Axcelis, under Eaton's intellectual property rights in and to the Software, a royalty-free, nonexclusive, nontransferable worldwide license (i) to use and display the Software for its own internal information processing services and computing needs and to make sufficient copies as necessary for such use, and (ii) to use the Documentation in connection with the permitted use of the Software and to make sufficient copies as permitted and as necessary for such use.

         (b) LICENSE TO SOURCE CODE. Subject to the terms and conditions of this Agreement, Eaton hereby grants to Axcelis, under Eaton's intellectual property rights in and to the Software, a nonexclusive, nontransferable worldwide license
(i) to use and reproduce (for archival and back-up purposes only), for the sole purpose of supporting the object code version of the Software (if such object code exists), or, if no object code exists, for the sole purpose of its own internal information processing services and computing needs and (ii) to use Source Code Documentation in connection with the permitted use of the Source Code and to make copies for archival and back-up purposes only.

         (c) RESTRICTIONS. Axcelis shall not itself, nor through any Subsidiary, affiliate, agent or third party: (i) sell, lease, license or sublicense the Software, the Source Code, the Documentation or the Source Code Documentation;
(ii) decompile, disassemble, or reverse engineer the Software or Source Code, in whole or in part, except to the extent such restriction is prohibited by applicable law; (iii) allow access to the Software or Source Code by any user or third party other than Axcelis; (iv) write or develop any derivative software or any other software program based upon the Software or Source Code; (v) use the Software or Source Code to provide processing services to third parties; (vi) otherwise use the Software or Source Code on a "service bureau" basis; or (vii) provide, disclose, divulge or make available to, or permit use of the Software or Source Code by, any third party without Eaton's prior written consent.

         (d) CONFIDENTIALITY. The Source Code and Source Code Documentation are hereby deemed "Confidential Information" and subject to the terms of Article 13.

         (e) TRADEMARKS. Neither party is granted any ownership in or license to the trademarks, service or certification marks or trade names (collectively, "Marks") of the other party with respect to the Software.

         (f) OWNERSHIP. Eaton hereby reserves all of its rights to the Software, Source Code and Documentation, and any copyrights, patents or trademarks, embodied therein or used in connection therewith, except for the rights expressly granted herein.



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         (g) COPYRIGHT NOTICES. Axcelis will not remove any copyright notices, proprietary markings, trademarks or trade names from the Software, Source Code, Documentation or Source Code Documentation.

         (h) TECHNICAL ASSISTANCE AND TRAINING. Eaton will provide technical assistance and training to Axcelis personnel only if such assistance is set forth in the relevant Transition Service Schedule.

         11.4 AS-IS WARRANTY.

         (a) AS-IS WARRANTY. The Software and Source Code provided hereunder is licensed on an "as-is" basis only, without any express warranties of any kind.

         (b) IMPLIED WARRANTY DISCLAIMER. Eaton makes no warranties whatsoever, either express or implied, regarding the Software or Source Code (including Documentation), its merchantability or its fitness for any particular purpose.

         11.5 MISCELLANEOUS.

         (a) NO OBLIGATIONS. Neither party assumes any responsibility or obligations whatever, other than the responsibilities and obligations expressly set forth in this Agreement or a separate written agreement between the parties.

         (b) NON-RESTRICTIVE RELATIONSHIP. This Agreement shall not be construed to preclude Axcelis from independently developing, acquiring or marketing computer software packages which may perform the same or similar functions as the Software provided by Eaton.





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                                   ARTICLE 12

                                INDEMNIFICATION

         To the extent Eaton delivers or licenses any of its intellectual property or that of a third party to Axcelis after the Separation Date in performance of this Agreement, such delivery or license is on an "AS IS" basis, and Eaton shall not be responsible for any claims, actions or suits (any of the foregoing, a "Claim") incurred by or asserted against Axcelis based upon infringement of a third party patent or other intellectual property right. Axcelis will notify Eaton promptly of any Claim and permit Eaton at Axcelis' expense to defend such Claim and will cooperate in the defense thereof. Axcelis will not enter into or permit any settlement of any such Claim without the express written consent of Eaton. Axcelis may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of Eaton and will cooperate with Eaton and its insurer (if any) in the disposition of any such matter. To the extent that any action or failure to act by Axcelis with respect to any software results in any claims, actions, suits, liabilities, damages, costs or penalties or the like, notwithstanding the provisions of
Section 16.1, Axcelis shall defend, indemnify and hold harmless Eaton and its directors, officers, employees and agents with respect thereto.

                                   ARTICLE 13

                                CONFIDENTIALITY

         13.1 DEFINITION. The term "Confidential Information," as used in this Agreement, shall mean any information, whether in oral or written form, which has been, or will hereafter be, furnished or disclosed by a party hereto ("Disclosing Party") to the other party hereto ("Recipient Party") or to the Recipient Party's directors, officers, employees, agents, lenders and other representatives, including without limitation independent attorneys, financial advisers, independent accountants and actuaries (such directors, officers, employees, agents, lenders and other representatives collectively are hereinafter referred to as "Authorized Representatives"), including without limitation information pertaining to the business, financial condition, operations, properties, technical information and prospects of the Disclosing Party. However, the term "Confidential Information" excludes information which:
(a) was generally available to the public at the time of receipt by the Recipient Party or its Authorized Representatives or subsequently became generally available to the public other than by disclosure by the Recipient Party or its Authorized Representatives; (b) was in the possession of the Recipient Party on a nonconfidential basis from any third party prior to the time of receipt from the Disclosing Party; (c) becomes available to the Recipient Party on a nonconfidential basis from a non-affiliated third party who does not thereby breach a contractual, fiduciary or other legal obligation to the Disclosing Party; or (d) was developed independently by the Recipient Party without reference to Confidential Information or other information disclosed to it by the Disclosing Party.

         13.2 OBLIGATIONS. For a period of five (5) years from the date of disclosure of Confidential Information:



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


         A. The Recipient Party shall not disclose, reveal or permit others to have access to any Confidential Information, except for a limited group of the Recipient Party's Authorized Representatives who reasonably need to know the Confidential Information in connection with this Agreement;

         B. The Recipient Party and the Recipient Party's Authorized Representatives shall use the Confidential Information only for the purpose of this Agreement and in no event shall use any Confidential Information for any other purpose whatsoever. The Recipient Party will (i) inform each of the Recipient Party's Authorized Representatives receiving Confidential Information of the confidential nature of such Information and of this Agreement, (ii) direct the Recipient Party's Authorized Representatives to treat the information confidentially and not use it other than as permitted in accordance with this Agreement, and (iii) be responsible for any improper use of the Confidential Information by the Recipient Party or the Recipient Party's Authorized Representatives (including without limitation the Recipient Party's Authorized Representatives who, subsequent to the first date of disclosure of Confidential Information hereunder, become the Recipient Party's former Authorized Representatives). The Recipient Party shall, at the Recipient Party's sole expense, take all reasonable measures, including without limitation court proceedings, to restrain the Recipient Party's Authorized Representatives and former Authorized Representatives from unauthorized disclosure or use of the Confidential Information;

         C. If the Recipient Party or any of the Recipient Party's Authorized Representatives are requested or required (by interrogatories, subpoena or other judicial process) to disclose any of the Confidential Information to a court, government agency or others, the Recipient Party will promptly notify the Disclosing Party of such request or requirement so that the Disclosing Party may seek an appropriate protective order or similar court order or waive compliance with the provisions of this Agreement. In this connection, it is agreed that if, in the absence of a protective order or similar court order or receipt of a waiver hereunder, the Recipient Party is nonetheless, in the written opinion of the Recipient Party's attorneys addressed to the Disclosing Party, compelled at that time to disclose Confidential Information to the court, government agency or others or else stand liable for contempt or suffer other censure or penalty, the Recipient Party may disclose to such court, government agency or others, only that part of such Confidential Information as is required by law to be disclosed, and the Recipient Party shall use its best efforts at the Disclosing Party's expense to obtain a protective order or other reliable assurance of confidential treatment therefor.





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


                                   ARTICLE 14

                                 FORCE MAJEURE

         Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Axcelis to make certain payments to Eaton pursuant to Article 5 for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                   ARTICLE 15

                               DISPUTE RESOLUTION

         15.1 MEDIATION. If a dispute, controversy or claim ("Dispute") arises between the parties relating to the interpretation or performance of this Agreement, or the grounds for the termination hereof, appropriate senior executives of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in arbitration or litigation. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator selected by the parties within forty-five (45) days after written notice by one party to the other demanding nonbinding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorneys' fees, witness fees, travel expenses and preparation costs. The parties may also agree to replace mediation with some other form of nonbinding or binding ADR.

         15.2 ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Cleveland, Ohio. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and nonappealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

         15.3 COURT ACTION. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

         15.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and to honor all other commitments under the Separation Agreement, this Agreement and the other Ancillary Agreements during the course of dispute resolution pursuant to the provisions of this Article 15 with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE 16

                                 MISCELLANEOUS

         16.1 LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT, IF ANY, SPECIFICALLY PROVIDED TO THE CONTRARY HEREIN OR IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE EATON GROUP OR THE AXCELIS GROUP (AS SUCH TERMS ARE DEFINED IN THE SEPARATION AGREEMENT) BE LIABLE TO ANY OTHER MEMBER OF THE EATON GROUP OR THE AXCELIS GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

         16.2 GOVERNING LAW. This Agreement and the Ancillary Agreements (except to the extent that a mandatory rule of law which governs any matter contemplated by the Non-US Plan (as such term is defined in the Separation Agreement) otherwise provides) shall be construed in accordance with, and all Disputes hereunder or thereunder shall be governed by, the laws of the State of Ohio, excluding its conflict of law rules. The United States District Court for the Northern District of Ohio shall have jurisdiction and venue over, and shall be the sole court used by the parties to initiate resolution of, all Disputes between the parties hereto and to the Ancillary Agreements.

         16.3 TERMINATION. This Agreement and all Ancillary Agreements may be terminated and the IPO abandoned at any time prior to the IPO Closing (as the terms "IPO" and "IPO Closing" are defined in the Separation Agreement) by and in the sole discretion of Eaton without the consent of Axcelis. This Agreement or any of the Ancillary Agreements may be terminated at any time after the IPO Closing and before the Distribution Date by mutual consent of Eaton and Axcelis. In the event of termination pursuant to this Section 16.3, no party shall have any liability of any kind to the other party.

         16.4 NOTICES. Notices, offers, instructions, consents, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement or any Ancillary Agreement shall be given in writing to the respective parties to the following addresses:

                  if to Eaton:
                                    Office of the Secretary
                                    Eaton Corporation
                                    Eaton Center
                                    1111 Superior Avenue
                                    Cleveland, Ohio  44114
                                    Fax: (216) 479-7103

                  if to Axcelis:
                                    Chief Executive Officer
                                    Axcelis Technologies, Inc.
                                    55 Cherry Hill Drive
                                    Beverly, Massachusetts  01915
                                    Fax: (978) 232-4221

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         16.5 COUNTERPARTS. This Agreement and the Ancillary Agreements will be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         16.6 BINDING EFFECT; ASSIGNMENT. This Agreement and the Ancillary Agreements shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement may be enforced separately by each member of the Eaton Group and each member of the Axcelis Group. Neither party may assign this Agreement or any Ancillary Agreement or any rights or obligations hereunder, or thereunder without the prior written consent of the other party, and any such assignment shall be void. No permitted assignment of any rights or obligations hereunder or in any Ancillary Agreement, in whole or in part, by operation of law or otherwise, will release the assigning party as the obligor, jointly and severally with the assignee, from any of its obligations hereunder or in any Ancillary Agreement.

         16.7 SEVERABILITY. If any term or other provision of this Agreement or any Ancillary Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or any Ancillary Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement or such Ancillary Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby or in such Ancillary Agreement are fulfilled to the fullest extent possible.

         16.8 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. Any provision of this Agreement or any Ancillary Agreement or any breach thereof may only be waived if done specifically and in writing by the party which is entitled to the benefits thereof. No failure or delay on the part of either party hereto or thereto in the exercise of any right hereunder or thereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein or therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Ancillary Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         16.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Ancillary Agreements constitute the sole and entire understanding of the parties with respect to the matters contemplated hereby and thereby and supersede and render null and void all prior negotiations, representations, agreements and understandings (oral and written) between the parties with respect to such matters. No change or amendment may be made to this Agreement or any Ancillary Agreement except by an instrument in writing signed on behalf of each of the parties thereto.

         16.10 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements, and (d) this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general equity principles.

         16.11 INTERPRETATION. The headings contained in this Agreement and the Ancillary Agreements and in the tables of contents to this Agreement and the Ancillary

Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation hereof or thereof. Any capitalized term used in any Exhibit or Schedule to this Agreement or any Ancillary Agreement but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The language used in this Agreement and in any Ancillary Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and agreement, and no rule of strict construction or canons or aids in interpretation will be applied against either party.

         16.12 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and any Ancillary Agreement or other document executed in connection herewith, the provisions of such other agreement or document shall prevail.

         16.13 PUBLIC ANNOUNCEMENTS. Through the Distribution Date, Eaton shall determine the contents of all press releases to be issued by either of the parties upon and after the execution of this Agreement, after consultation with Axcelis, including without limitation, any termination of this Agreement for any reason, and such press release shall be consistent with the respective disclosure obligations of the parties.

         16.14 SUBSEQUENT LEGAL FEES. In the event that any arbitration or litigation is initiated to interpret or enforce the terms and provisions of this Agreement or any Ancillary Agreement, the party prevailing in said action shall be entitled to its reasonable attorneys' fees and costs and shall be paid same in full by the losing party promptly upon demand by the prevailing party. A party may also include its claim for such fees and costs in the arbitration or litigation thereof.

         16.15 NO THIRD-PARTY BENEFICIARIES OR RIGHT TO RELY. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, (a) nothing in this Agreement or any Ancillary Agreement is intended to or shall create for or grant to any third Person any rights or remedies whatever, as a third party beneficiary or otherwise; (b) no third Person is entitled to rely on any of the representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement; and (c) no party hereto or to any Ancillary Agreement shall incur any liability or obligation to any third Person because of any reliance by such third Person on any representation, warranty, covenant or agreement herein or in any Ancillary Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers or representatives on the date first above written.

EATON CORPORATION                         AXCELIS TECHNOLOGIES, INC.

By:___________________________________    By:___________________________________

Name:_________________________________    Name:_________________________________

Title:________________________________    Title:________________________________


By:___________________________________    By:___________________________________

Name:_________________________________    Name:_________________________________

Title:________________________________    Title:________________________________



[Schedules omitted. The registrant hereby agrees to furnish supplementally, upon request, a copy of any omitted schedule to this agreement.]